Exhibit 10.57

2010 Edition No.35

Agreement on Opening L/C

Ref. No.053022C20120057

Applicant: Ningbo Keyuan Plastics Co., Ltd. (seal)

Correspondent Bank: Bank of Ningbo Baizhang Branch (seal)

The Applicant applies to the Correspondent Bank for opening L/C due to its import businesses development. The following agreement has been reached via negotiation by both parties according to provisions of national laws, regulations and regulatory rules.

Article 1   Reference number and amount of L/C

1.	Reference number of L/C shall be the one on the officially opened L/C to which the applicant has no objection.

2.	Currency and amount (Spell- Out): US$ Nine Million Three Hundred and Sixty Two Thousand Seven Hundred and Five, (Numeric) 1,509,362,705.00 amount of more/less goods _5__%/__5__%.

3.
The applicant irrevocably authorizes the Correspondent Bank to open L/C under This Agreement in the name of Bank of Ningbo or other banks. Nonetheless, whether the opening bank of L/C is Bank of Ningbo or not, all payment obligations under L/C shall be carried out by the applicant to the Correspondent Bank, and all rights shall be enjoyed by the Correspondent Bank. Shall the applicant not repay principal, interest of the debt and all payment due according to agreement herein or not perform other obligations, the Correspondent Bank, as the creditor, shall have the right to directly claim creditor’s rights against the applicant and/or the guarantor in accordance with law.

4.
Both parties agree that business application,  applicant letter of commitment for opening L/C , notice on arrival of imports/acceptance/payment under L/C, L/C related bank telex etc. for certain business under This Agreement shall constitute integral part of This Agreement. Shall there be discrepancy between these documents and articles herein, the latter shall prevail. Nonetheless, if there is discrepancy between the L/C finally opened and expression of this Article, and issues not finalized in this Article, the former shall prevail.

Article 2   Conditions for opening L/C

Unless the Correspondent Bank waives all or part of its rights, the applicant shall first meet all following conditions and the Correspondent Bank can open L/C under This Agreement for the applicant:

1.	This Agreement comes into effect;

2.	The guarantee described in Article 4 under This Agreement has come into effect and will be effective continuously;

3.	In case that L/C business is required to report to competent national authority for approval, this L/C business has been approved in accordance with relevant provisions;

4.	Any activities of breaching the contract listed on This Agreement don’t happen;

5.	The applicant has submitted other documents, vouchers, receipts and commitment etc. considered necessary by the Correspondent Bank;

6.	Meet other conditions that the Correspondent Bank considers necessary.

7.	________________.

Article 3    Margin

1.
The applicant shall, according to requirement from the Correspondent Bank, deposit performance security for opening L/C of (Spell- Out) _RMB Twelve Million Six Hundred Thousand _ to the bank account __5302099000334833-5, a special bank account for earnest money, that it opened at the Correspondent Bank, and this earnest money shall be special payment fund under L/C herein. The applicant guarantees that from the date of depositing, it will not appropriate, draw, dispose this corresponding amount whatever without approval from the Correspondent Bank, and the Correspondent Bank shall have the right to refuse the applicant drawing from this security account to pay other party irrelevant to the L/C referred herein.

2.
In case of insufficient Marign due to foreign exchange fluctuation, the Correspondent Bank shall have the right to require the applicant to refill, or the Correspondent Bank and its designated bank shall have the right to refuse to open L/C or take every measure agreed in Clause 2, Article 7 herein, and every right that should have been enjoyed by the Correspondent Bank according to This Agreement shall not be affected. Meanwhile, the losses and liabilities resulted from foreign exchange fluctuation shall also be borne by the applicant and/or the guarantor.

Article 4   Guarantee

Shall the applicant not deposit earnest money corresponding to L/C  in abovementioned bank account in full amount, depending on requirements of the Correspondent Bank, for the difference between the amount of L/C and earnest money, the applicant can provide collateral for the Correspondent Bank separately, and sign contract and its supplementary agreement separately. The reference numbers are 05302BY20121051/05302BY20121052.

Article 5   Charges

1.
The commission charges for opening L/C will be calculated and collected according to the percentage and methods published by the Correspondent Bank or separate agreement reached by both parties. The applicant shall, before apply to the Correspondent Bank for opening L/C, pay the agreed amount to the Correspondent Bank once and for all.

2.
Other charges include but not limited to modification of L/C, when the applicant shall pay interests and relevant commission charges for pay on other’s behalf at agreed interest rate to the Correspondent Bank.

3.	To open usance L/C payable at sight, the applicant shall pay interests and relevant commission charges for pay on other’s behalf at agreed interest rate to the Correspondent Bank.

Article 6   Rights and obligations for both parties

1.
Each party admits and complies with L/C international conventions, and both parties guarantee to handle all issues of opening L/C under This Agreement in line with The Uniform Customs and Practice for Documentary Credits (ICC Publication No. 600) and revised editions thereafter, its supplementary documents and international conventions and operational rules of the Correspondent Bank, and each party agrees to take its own responsibility arising from it.

2.
L/C under This Agreement shall be independent of any trading contract relationship. The applicant guarantees liability for authenticity, validity of basic trading contract, instrument, document involved in L/C and their content. If any disputes, fraudulent or other illegal activities happen to the trading contract involved in L/C, the applicant hereby promises to solve the problem on its own, and will never ever affect performance of rights and obligations of each party under L/C whatever, and protects the Correspondent Bank from any loss.

3.
The applicant promises before expiration date provided in the notice on arrival of imports issued by the Correspondent Bank, to go to business place of the Correspondent Bank to carry out corresponding payment or acceptance of L/C, otherwise the applicant will be regarded as having accepted the documents under this L/C and agreed to pay or pay by acceptance.

4.
For the L/C businesses under This Agreement, the applicant guarantees to carry out relevant payment or payment by acceptance procedure under the condition that the Correspondent Bank judges and determines that the documents comply with credit terms. Shall the documents not comply with credit terms, the applicant shall, before expiration date provided in the notice on arrival of imports issued by the Correspondent Bank, return whole set of documents to the Correspondent Bank with written explanations for refusing payment, and the Correspondent Bank shall determine if there is justification for refusing payment in accordance with international conventions. The applicant admits that the Correspondent Bank shall have discretion on justification for refusing payment, and have the right to identify bound applicant, guarantor based on its discretion. Shall the Correspondent Bank consider the reasons for the applicant to refuse payment unjustified, or the applicant not return whole set of documents, or the applicant refuse payment or return whole set of documents just exceed the time limit provided by the notice on arrival of imports, the Correspondent Bank shall have the right to independently decide to carry out payment or payment by acceptance, and in this circumstance, the applicant shall still be obliged to pay L/C amount and corresponding interest and charges to the Correspondent Bank. Still, shall the reasons for the applicant to refuse payment presented by the Correspondent Bank be considered unjustified by remitting bank, negotiating bank, the applicant shall bear all responsibilities and relevant payment, interests and other charges payable including but not limited to court costs, legal expense etc.

5.
Whether L/C under This Agreement will be justified for refusing payment or not, the applicant shall, no latter than payment date, appropriate amount payable under L/C to the settlement account opened by the applicant at the Correspondent Bank to be used to repay the debt of the applicant under This Agreement. Or the Correspondent Bank will have the right to appropriate corresponding amount from any bank account of the applicant to be used to pay any debt and charges under L/C. shall there be insufficient balance in the applicant’s account which lead to the Correspondent Bank making advanced payment, the Correspondent Bank shall have the right, since the very day of making advanced payment, to charge daily interests at the rate of 0.5‰ against the applicant.

6.
Any losses and results from the third party’s reason e.g. business correspondence and instruments, etc. go missing, delayed, mistake and omission etc. during Telecommunication transmission or postal process and other force majeure events shall be borne by the applicant and  the Correspondent Bank shall not be involved in it.

7.
The applicant agrees to bear relevant charges under This Agreement and its L/C, and unconditionally repay advanced payment for L/C under This Agreement made by the Correspondent Bank and any other payments and expense, and take up all losses suffered by the Correspondent Bank, including but not limited to principal and interest, default punishment, compensation for damages and other relevant expenses advanced.

8.
The applicant shall not withdraw the contributed capital, transfer, dispose at low price or donate assets, or transfer stocks irrespectively, to evade repayment to the Correspondent Bank or weaken its repayment capability.

9.
Shall the applicant intentionally hides substantial facts relevant to establishment of This Agreement, or provide false document or data, the Correspondent Bank shall have the right to collect 10% of the balance of the creditor’s rights already produced under This Agreement as default punishment from the applicant.

10.
Shall the Correspondent Bank have to resort to litigation to materialize the creditor’s rights because the applicant or its guarantor breaches contract, the applicant shall bear court costs, security expense, compliance costs, legal expense, travel expense and other costs to materialize the creditor’s rights paid by the Correspondent Bank.

11.
The applicant shall provide true financial statement and name, bank account, deposit balance etc. of all banks it opens account at to the Correspondent Bank, and provide implementation situation of L/C trading contract.

12.
The applicant shall not, before paying off of the debts under This Agreement, provide guarantee for other liabilities, or establish mortgage, pawn on its main properties for third party, unless it has got written approval from the Correspondent Bank in advance.

13.
When the Correspondent Bank, according to agreement herein, recovers or recovers ahead of schedule the principal, interests, compound interests, penalty interest or other expenses payable by the applicant under This Agreement, the Correspondent Bank can directly appropriate the amount from any bank account of the applicant opened at the Correspondent Bank.

14.
Shall the applicant be in arrears of principal and interest of the debts, evade supervision, intentionally hide substantial facts relevant to establishment of This Agreement, or provide false document or data or other illegal activities, the Correspondent Bank shall have the right to circulate a notice to competent department or unit, collect the amount by making statement in news media, and pursue liabilities for breaching contract against the applicant in accordance with laws, regulations and agreement herein.

15.
Shall the applicant, before paying off of the debts under This Agreement, take contracting, leasing, shareholding reform, associate company, consolidation, merger, division, joint venture, capital reduction, assets transfer, apply for closing down and correction, apply for dissolution, apply for bankruptcy and other activities which can absolutely incur alternation of debtor-creditor relationship or affect materialization of creditor’s rights of the Correspondent Bank, the applicant shall, 30 days before carrying out abovementioned activities, inform the Correspondent Bank in writing, and materialize debt payment liability or pay off in advance, and ask written approval from the Correspondent Bank, otherwise above activities shall not be taken whatsoever.

16.
Shall the applicant, before paying off of the debts under This Agreement, experiences alternation of name, legal representative, address, business scope, closed down and corrected, business license revoked, cancelled or involved in litigation, arbitration etc, the applicant shall, within 3 days after alternation of relevant item, inform the Correspondent Bank in writing, and carry out relevant alternation procedure (if necessary).

17.
Shall there be mortgage (pawn) established for the debts under This Agreement, the applicant and mortgagor (pledge provider) shall, according to requirement from  the Correspondent Bank, properly handle legal proceedings such as registration and/or insurance in accordance with law, and this guarantee, insurance shall be continuously effective.

18.
The applicant shall bear legal fees, premium, transportation costs, assessment fee, registration fee, custodian fee, appraisal fee and public notary costs etc. related to This Agreement and the security under This Agreement.

19.
When the Correspondent Bank directly serves collection notice or collection letter or serves it by mail, the applicant shall immediately sign for it and deliver the return to the Correspondent Bank, or mail it back within 3 days after receiving.

20.
Shall any events happen to the guarantor which constitute threats to its normal operation or have adverse impact on its capability of performing the obligation corresponding to the debts under This Agreement (whether or not these events have happened to the guarantor shall be judged by  the Correspondent Bank independently),  including but not limited to production suspension, close down, having cancellation registration, business license revocation, bankruptcy, having serious difficulties in operation, financial status degradation, legal representative or major person in charge being involved in illegal activities, or in major litigation or economic disputes, assets preservation measures such as property seizure or appropriation etc, or the collateral, pledge as the guarantee under This Agreement being taken assets preservation measures such as property seizure or appropriation etc, or reduction in value of pawn rights, the Correspondent Bank shall have the right to demand the applicant to separately provide security acknowledged by the Correspondent Bank or take each measure agreed in Clause 2, Article 7 herein.

Article 7   Remedies for breaching the contract

1.
During period of validity of This Agreement, breaching the contract will be constituted upon one or multiple events happening among following situations, and the Correspondent Bank shall have the right to judge independently whether these situations have happened to the applicant.

(1)	The applicant is experiencing production suspension, close down, dissolution, operation suspension and correction, having cancellation registration, business license revocation, or revocation;

(2)
The applicant hides, forges substantial facts relevant to establishment of This Agreement or opening L/C, or provide false document or data or false information is included in the data provided by the applicant;

(3)
The applicant doesn’t repay any other due debt (including being declared due ahead of schedule), or doesn’t perform other agreement or legal obligation, which have affected performance of obligation under This Agreement by the applicant or could do so.

(4)
The applicant, before paying off creditor’s rights of the Correspondent Bank, disposes (including but not limited to donates, relocates, transfers, sells at low price ) any of its assets which affects its capability of repayment;

(5)
The Correspondent Bank considers that there exist any events which constitute threats to normal operation of the applicant or have adverse impact on its capability of performing repayment obligation under This Agreement, including but not limited to production suspension, close down, dissolution, having cancellation registration, business license revocation, bankruptcy, capital reduction, acquisition or equity transfer with the applicant being the target company, in arrears of principal or interests payable of any debts,  legal representative or major person in charge being involved in illegal activities, or in major litigation or economic disputes, assets preservation measures such as property seizure or appropriation etc, having serious difficulties in operation, financial status degradation etc,;

(6)
The applicant is experiencing other changes disadvantageous to materialization of creditor’s rights besides Clause (1), (2), (3), (4), (5) of this Article, and the applicant fails to separately provide guarantee acknowledged by the Correspondent Bank according to requirements from the Correspondent Bank;

(7)
The applicant doesn’t perform obligations herein or its performance is not in line with agreement, or the applicant has other activities of breaching the contract, or under reasonable deduction of the Correspondent Bank, the applicant has activities which could threaten repayment of the debts under This Agreement.

2.	Shall the applicant breach the contract, the Correspondent Bank shall have the right to take any one or multiple measures from the following:

(1)
the Correspondent Bank shall have the right to determine all credit lines of the applicant at the Correspondent Bank expire ahead of schedule, including but not limited to loan, discount, bank draft of acceptance, international trade financing, bank letter of guarantee etc., and demand the applicant to repay principal and interests of abovementioned debts and other charges ahead of schedule, and can deduct principal , interests, penalty interests, default punishment and other relevant charges from any bank account of the applicant at the Correspondent Bank and other branches which belong to the same corporate and pay on other’s behalf;

(2)	Freeze all kinds of credit facility of the applicant at the Correspondent Bank;

(3)	Cancel relevant contract or agreement between the Correspondent Bank and the applicant ahead of time, including but not limited to This Agreement;

(4)	Demand the applicant to supplement earnest money of L/C under This Agreement, or supplement other guarantee measures acknowledged by the Correspondent Bank;

(5)	Seize and dispose documents on arrival of imports under L/C;

(6)
Take measures such as legal action, seizure, appropriation etc., and demand the applicant to bear court costs, preservation fee, compliance cost, legal fee, travel expense paid by the Correspondent Bank and other charges for materialization of creditor’s rights;

(7)	Other measures considered necessary by the Correspondent Bank.

Meanwhile, all branches of Bank of Ningbo shall enjoy abovementioned rights against the applicant. The applicant promises not to raise any objection to it, and shall, according to requirement from the Correspondent Bank, take relevant remedial measures to protect the Correspondent Bank from any losses and damages, and shall make compensation to the Correspondent Bank and its designated bank in case these losses and damages shall happen.

Article 8   Other agreements

1.
Shall the applicant authorize the Correspondent Bank to open L/C at other banks other than Bank of Ningbo, the rate provided by the Correspondent Bank shall only be a reference and that of the bank opening L/C shall prevail. Charges produced from opening L/C or back-to-back L/C , including but not limited to commission charges for opening L/C, modification fee, cable fee, bill of lading endorsement fee etc. and relevant charges, shall be borne by the applicant.

2.	The foreign exchange rate mentioned herein shall be subject to the rate determined by the Correspondent Bank.

3.
Either party herein requests public notary, both parties shall submit application to public notary office and unambiguously establish enforceability to this contract. The costs of public notary shall be borne by the applicant.

4.	_______.

Article 9   Shall any disputes arise during performance of This Agreement, both parties can settle it via negotiation; shall the dispute be submitted to the court, it shall be settled in the first way of the following:

1.	Shall the case be brought to the court, it shall be governed by the People’s Court at the location of the Correspondent Bank;

2.	Shall the case be brought to the court, it shall be governed by the People’s Court at the location of signing the contract;

3.	Both parties agree to submit the case to _________arbitration committee and be governed by presently effective arbitration rules of this committee.

During negotiation and litigation or arbitration period, the part of This Agreement not involved in disputes shall still be carried out by both parties. The applicant shall not refuse to perform any obligation under This Agreement using ongoing proceedings as an excuse.

If This Agreement can not be performed due to change of regulations, regulatory rules and policies, or coming into being of emergency measures, the Correspondent Bank shall not take any liabilities. Issues which have not been finalized herein shall be handled according to laws, regulations and relevant provisions of the People’s Bank of China.

Article 10

This Agreement comes into force as of the date when both parties sign or affix official stamp, and it will terminate after paying off L/C principal and interests, interest on overdue payments, compound interests, penalty interests, bank commission charges, postage, default punishment, compensation for damages and court costs, preservation fee, compliance fee, legal fee, assessment fee, auction fee, travel expense and other costs for materialization of creditor’s rights.

This Agreement comes in three copies of the same content with equal legal effect, with the applicant holding one copy and the Correspondent Bank holding two copies.

Article 11   Prompt and statement

The Correspondent Bank has had attention from the applicant to make complete and accurate understanding of meanings of the articles herein, and has given interpretation to articles accordingly at the applicant’s request. Signing parties have had complete knowledge and sufficient understanding of meanings of the articles herein and their corresponding legal effect.

Meanwhile, the applicant specifically makes statement hereby, that it has paid special attention on articles about its obligations and disadvantageous to it, especially the articles in bold letters and confirms acceptance.

Applicant: Ningbo Keyuan Plastics Co., Ltd. (seal)

Legal representative or authorized agent: Chunfeng Tao (seal)

Correspondent Bank: Bank of Ningbo Baizhang Branch (seal or contract seal)

Legal representative or authorized agent (person in charge): Gangjun  Dong (seal)

Date: Feb. 21, 2012

Signing place: Jiangdong District, Ningbo